Exhibit 99.2

September 13 2006

Results for Fiscal Year Ended June 30, 2006

Strong growth in revenue and net income

Spacelabs Healthcare, Inc. (LSE:SLAB) (the ‘Company’) an international developer, manufacturer and distributor of medical equipment and services, today announces its financial results for the fiscal year ended June 30 2006.

Financial Highlights

•	Revenue up 12.7% to $220.6 million (FY 2005: $195.7 million)

•	Gross profit margin improved 2.2% to 48.0% (FY 2005: 45.8%)

•	Operating income up 91.0% to $13.6 million (FY 2005: $7.1 million); Included in FY 2006 is $1.6 million of stock compensation related expenses not included in the prior year. Excluding stock compensation related expenses, operating income grew 113%

•	Net income up 82.1% to $8.4 million (FY 2005: $4.6 million); Excluding stock compensation related expenses, net income grew 103.5%

•	Cash and cash equivalents $8.8 million as of June 30 2006 compared to $7.9 million as of June 30 2005

•	Successful flotation on the London AIM market in October 2005 raising $29.7 million for the Company ($26.3 million net of expenses)

Business Highlights

•	Significantly increased global supply chain efficiencies – gross margin up 2.2% percentage points and inventory down 14% versus prior year

•	Launched two wireless monitors with introduction of the UltraviewSL 2400 compact monitor and the UltraviewSL 2600

•	Launched new family of anesthesia ventilators with state- of-the-art Precision Pressure Control VentilationTM technology in August 2006

•	Received 510(k) approval from the U.S. FDA for distribution of the Blease Sirius anesthesia system into the U.S. market – expected to be launched in fiscal 2007

•	Completed acquisition of Del Mar Reynolds in July 2006, expanding product portfolio to include diagnostic cardiology solutions while expanding operational presence in the European market and doubling the size of our Clinical Trials Business;

•	Began implementation process of next generation Global ERP system

Deepak Chopra, Chief Executive Officer of Spacelabs Healthcare, Inc. said:

“Our operating performance for fiscal 2006 was led by the continued strong performance of our patient monitoring product line. We intend to leverage our global installed base of monitoring products, including anesthesia, to drive sales of our other product areas supplies & accessories and cardiac monitoring from the recently completed acquisition of Del Mar Reynolds.

“Del Mar Reynolds will be a positive contributor to the future growth of Spacelabs Healthcare. The process of integrating the business into the Company has already begun and we expect to generate significant cost savings and efficiencies once this process is completed. While we are focused on growing the business organically we continue to explore strategic acquisitions of complementary technologies and companies globally.”

For further information, please contact:

Spacelabs Healthcare, Inc.
Jeremy Norton, Director of Investor Relations	Tel: +1 310 717 9182

Financial Dynamics
Ben Atwell, John Gilbert	Tel: + 44 207 831 3113

Earnings Conference Call Information

Spacelabs Healthcare, Inc. will webcast its full year results for fiscal 2006 at 3:00pm BST (7:00am PT) on September 13, 2006. To listen, please log on www.earnings.com or www.spacelabshealthcare.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on the websites outlined above. A telephonic replay of the call will also be available from 8:00pm BST (12:00pm PT) on September 13, 2006, until September 26, 2006. The replay may be accessed by calling +1-617-801-6888 (international) or 1-888-286-8010 (U.S. domestic) and entering the replay passcode of “60058484”.

This press release and its attachments contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding revenues and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in our Securities and Exchange Commission filings of OSI Systems, Inc. (NASDAQ: OSIS). All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Spacelabs Healthcare, Inc.

Fiscal 2006

CEO’S STATEMENT

Introduction

Spacelabs Healthcare is an international developer, manufacturer and distributor of medical equipment including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories sold to hospitals, clinics and physicians offices. Additionally, our Clinical Trials Business collects, interprets, and distributes Electrocardiogram (ECG) and Ambulatory Blood Pressure (ABP) cardiac safety data from clinical trials performed by Clinical Research Organisation and pharmaceutical companies. The business was incorporated as Spacelabs Healthcare, Inc. in August 2005 and completed its IPO on the AIM market of the London Stock Exchange in October 2005.

The Company employs approximately 1,300 people worldwide and has offices in the U.K., Canada, France, Germany, Finland, Singapore, India, China and the U.S. The Company has a portfolio of established international brand names in both medical devices and medical services such as “Spacelabs,” “Blease,” “Del Mar Reynolds,” “Hertford Cardiology” and “Dolphin.”

Subsequent to the conclusion of the fiscal year the Company acquired Del Mar Reynolds, the cardiology division of Ferraris Group PLC. The acquisition expands Spacelabs Healthcares product offering in the hospital market and increases its presence in the UK and European markets. Included within the acquisition was Hertford Cardiology, a UK-based collector and interpreter of cardiac safety data from clinical trials. The Hertford Cardiology business complements the Company’s own clinical trials business—Spacelabs Medical Data - and when combining the two businesses will provide the Company with a strong geographic presence in the two largest markets for clinical trials.

Strategy

The Company’s strategic goal is to become a leading global player in the medical equipment market. By leveraging our installed base of monitoring products, established infrastructure and global distribution channels we will complement organic growth with strategic acquisitions.

Key to this strategy are the following core elements:

Improving Existing Patient Care Technologies

The Company’s technology is based on open standards, connectivity and networking to provide ‘on demand’ information to help healthcare professionals. The Company will continue to develop medical devices that provide accurate, reliable and cost-effective results for care providers that enhance the quality of care provided.

Acquiring New Companies and Technologies

The Company will continue to acquire new companies and technologies that can leverage our established infrastructure and global distribution channels.

Capitalizing On Global Presence

The Company operates from locations in North America, Europe and Asia with a distribution network in approximately 110 countries. Its global presence provides us with the ability to take advantage of important strategic and operational benefits such as competitive labor rates and customer orientated localized service. The Company will continue to focus on gaining direct access to growing global markets and expanding its international customer and distribution channels.

Selectively Entering New Markets

The Company intends to target new markets that complement its capabilities in the design, development, distribution and manufacture of its existing medical solutions. We believe that we can utilize our existing integrated design and manufacturing capabilities to capture greater margins and to build a larger presence in emerging markets, gaining access through internal growth, acquisitions or partnerships.

OPERATIONAL HIGHLIGHTS

The Company reported record revenues of $220.6 million for fiscal 2006, an increase of $24.9 million, or 13% from $195.7 million reported for fiscal 2005. The increase in revenue was driven primarily by the strong performance of its patient monitoring business, especially in the North American market coupled with the inclusion of Blease for the full fiscal year.

Gross profit margin increased to 48.0% for fiscal 2006 compared to 45.8% in fiscal 2005, due to cost savings achieved through manufacturing efficiencies, improved supply chain management an the implementation of improved inventory control procedures in the patient monitoring and anesthesia product lines.

The Company is committed to generating further cost savings and as such at the end of the fiscal year began the implementation process of the next generation global ERP systems. The implementation process is expected to take up to 18 months to complete after which time the Company anticipates an increase in operating efficiencies across all business lines.

The Company operates in two businesses: (a) Equipment, Service & Supplies and (b) Clinical Trials.

Equipment, Service & Supplies Business

The Equipment, Service & Supplies business is a developer, manufacturer, and distributor of medical equipment including patient monitoring and connectivity solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories. The products are sold to hospitals, clinics and physicians offices. This business includes such brand names as, “Spacelabs Medical,” “Blease,” “Del Mar Reynolds” and “Dolphin.”

In fiscal 2006, the Equipment, Service & Supplies business recorded revenues of $215.4 million, (FY 2005: $190.2 million), representing approximately 98% of the Company’s total revenue. Revenues recorded in fiscal 2006 do not include any contribution from Del Mar Reynolds, acquired in July 2006. The increase in revenue in fiscal 2006 was mainly due to the strong performance in patient monitoring sales, primarily in the North American market coupled with the inclusion of Blease for the full fiscal year.

As part of the Company’s continued commitment to open standards and connectivity, during the fiscal year the Company launched two wireless monitors. Both the Ultraview SL 2600 and the UltraviewSL 2400 compact monitors enable wireless monitoring and collection of patient data while the patient is being transported within the hospital environment. The monitors have been designed to meet customer needs for ease of use and compatibility with global standards, and to comply with 802.11b, the WiFi standard that has gained broad acceptance within healthcare institutions worldwide.

In October 2005, the Company announced that the Blease Sirius 3000 anesthesia machine with 8700 ventilator had received 510(k) approval from the U.S. Food and Drug Administration (“FDA”) for sale in the U.S. market. Approval by the FDA opens up the largest anesthesia market in the world, estimated to be worth over $400 million annually by Frost and Sullivan. The Company expects that the systems will be launched into the U.S. market in the first half of fiscal 2007.

In August 2006, the Company announced the launch of a new range of anesthesia ventilators with Precision Pressure Control VentilationTM technology. The development and introduction of such state-of-the-art ventilation technology underscore the Company’s commitment to develop innovative technologies that enhance the quality of care that its customers provide.

Clinical Trials Business

The Clinical Trials business collects, interprets, and distributes Electrocardiogram (ECG) and Ambulatory Blood Pressure (ABP) cardiac safety data from clinical trials performed by Clinical Research Organizations (“CRO’s”) and pharmaceutical companies. The business operates under the trade names “Spacelabs Medical Data” and “Hertford Cardiology” primarily in the U.S and European markets.

The Company acquired Hertford Cardiology as part of its July 2006 acquisition of Del Mar Reynolds.

In fiscal 2006, the Clinical Trials business recorded revenues of $5.3 million (FY 2005: $5.5 million) representing approximately 2% of the Company’s total revenue. During fiscal 2006, however, the contract order book for the business more than doubled. This significant increase in the order book was a direct result of the successful completion of a number of audits conducted by key sponsors including both CRO’s and major pharmaceutical companies.

In December 2005, the Company announced the receipt of a contract from a major international pharmaceutical company for three clinical trials. The trials are to be conducted over two to three years involving more than 1,000 patients in 11 countries.

The acquisition of Hertford Cardiology in July 2006 essentially doubles the size of the Clinical Trials Business while expanding its geographic presence to include the European Clinical Trials market. This will provide the business with the opportunity to leverage its existing infrastructure while creating back office efficiencies. While this business currently accounts for only a small proportion of the Company’s overall revenues, the Company believes that the business has the potential to experience rapid growth in revenues and an improvement in margins.

Partnerships and Collaborations

The Company continues to focus on the development of partnerships and collaborations throughout the healthcare industry. Its software platform for its patient monitoring systems provides an open architecture allowing us to work closely with other software and hardware providers, thereby ensuring that its customers receive the best integrated solutions available.

For fiscal 2006, the Company announced the availability of a new real-time time Charting Module for the Neonatal Intensive Care Unit (NICU) developed in conjunction with Clinical Computer Systems, Inc. The Company also announced the introduction of additional pulse oximetry technological capabilities for the complete range of UltraviewSL monitors.

FINANCIAL REVIEW

Profit and Loss Account

The Company reported record revenues of $220.6 million for fiscal 2006, an increase of $24.9 million, or 13% from $195.7 million reported for fiscal 2005. The increase in revenue in fiscal 2006 was primarily due to the strong performance in patient monitoring sales, primarily in the North American, coupled with the inclusion of Blease for the full fiscal year.

The Company reported a gross profit margin of 48.0% for fiscal 2006, compared to 45.8% in fiscal 2005. The increase in gross profit was largely attributable to the introduction of the new lower cost patient monitoring product line and improved manufacturing costs in Blease. The Company’s global supply chain operations were instrumental in achieving these efficiencies. Included in cost of goods sold for FY 2006 is approximately $0.2 million of stock compensation related expenses that were not included in the prior year’s expenses.

Selling and General Administrative (“SG&A”) expenses, excluding management retention bonuses, were $72.6 million for fiscal 2006, an increase of $8.1 million from $64.5 million in fiscal 2005. The increase in SG&A expenses was attributable to the inclusion of Blease for the full fiscal year, increased insurance costs combined with higher selling costs and commissions associated with increased sales. Included in SG&A expenses for FY 2006 is approximately $1.2 million of stock compensation related expenses that were not included in the prior year’s expenses.

Research and development expenses were $19.1 million for fiscal 2006, an increase of $3.2 million from $15.9 million reported in fiscal 2005. The increase in R&D expenses was attributable to the inclusion of Blease for the full fiscal year combined with continued investment in next generation patient monitoring products. Included in R&D expenses for FY 2006 is approximately $0.1 million of stock compensation related expenses that were not included in the prior year’s expenses.

Operating income including stock compensation related expenses of $1.6 million was $13.6 million for fiscal 2006, an increase of $6.5 million, or 91%, from $7.1 million reported in fiscal 2005. In fiscal 2005, the Company did not incur stock compensation related expenses. Excluding stock compensation related expenses, operating income was up 113%.

Interest expense in fiscal 2006 was $1.4 million, payable to OSI Systems, Inc., the majority shareholder of the Company, in relation to the outstanding long-term loan from OSI Systems, Inc. to the Company of $31.8 million.

The tax rate for fiscal 2006 was 36.4%, compared to 34.6% for fiscal 2005 as the Company experienced relatively higher income growth year-on-year over year in higher tax jurisdictions.

Net income for fiscal 2006 was $8.4 million, an increase of $3.8 million, or 82.1%, from $4.6 million reported in fiscal 2005.

Balance Sheet

At June 30, 2006, the Company reported total assets of $151.6 million, including cash and cash equivalents of $8.8 million and equity of $49.0 million. The Company has a long-term loan with its majority shareholder, OSI Systems, Inc. totaling $31.8 million.

The increase in total assets from June 30, 2005 is attributable primarily to the increase in receivables as a result of the significant sales volumes in the fourth quarter of fiscal 2006.

The decrease in liabilities from June 30, 2005 is primarily due to the repayment of $25.5 million of inter-company debt to the Company’s majority shareholder.

Cash Flow Statement

For the period, the Company generated $0.9 million in cash. Net cash flow generated from operating activities was $5.8 million. Capital expenditure for the period was $5.1 million, an increase from $3.9 million in fiscal 2005 primarily attributable to a full year of Blease. The Company received IPO proceeds of approximately $26.3 million, net of expenses. The Company used approximately $22.0 million of these proceeds to repay outstanding inter-company debt obligations to OSI Systems, Inc. In addition, the Company repaid an additional $3.5 million against this inter-company debt from free cash flows generated post-IPO.

Flotation on AIM

The IPO was concluded in October 2005 and raised $29.7 million ($26.3 million net of expenses) through the issuance of 13.5 million shares at a placing price of $2.20 per share. At the date of listing the market capitalization of the Company, at the placing price, was approximately $150 million.

SUMMARY AND OUTLOOK

Overall, the Company has performed well in fiscal 2006, recording strong increases in both revenues and net income. I am confident that the Company will continue to make further progress during fiscal 2007 as it continues to execute its strategy.

The customary seasonality of the Company’s business means that the Company anticipates strong sales in the December and June quarters when compared to the September and March quarters. The Company will continue to be focused on integrating its newly acquired diagnostics cardiology business into the Company, the full benefits of which will be visible over the next twelve to eighteen months. The Company will continue the rollout of a number of new products and remain on the lookout for synergistic acquisitions.

Deepak Chopra
Chief Executive Officer

The CEO’s Statement above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” and similar words and expressions are intended to identify forward-looking statements. The Company believes that the expectations reflected in the forward-looking statements are reasonable, but those expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from those expectations are disclosed in the Annual Report on Form 10-K of OSI Systems, Inc. (NASDAQ: OSIS) and other documents previously filed or hereafter filed by OSI Systems, Inc. from time to time with the U.S. Securities and Exchange Commission. All forward-looking statements contained above are qualified in their entirety by this paragraph. Neither the Company nor OSI Systems, Inc. undertakes any obligation other than as may be required under securities laws to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPACELABS HEALTHCARE, INC.

CONDENSED CONSOLIDATED/COMBINED INCOME STATEMENTS

	Year Ended June 30, 2006 US$ ‘000	Year Ended June 30, 2005 US$ ‘000	% Change
Revenues	220,627	195,731	13%
Cost of goods sold (including stock compensation expense of $233,000 for 2006)	114,739	106,078	8%

Gross profit	105,888	89,653	18%
Operating expenses:
Selling, general and administrative (including stock compensation expense of $1,192,000 for 2006)	72,588	64,528	12%
Research and development (including stock compensation expense of $126,000 for 2006)	19,098	15,892	20%
Management retention bonus	623	1,824
Write-off of in-process research and development	—	300

Total operating expenses	92,309	82,544	12%

Income from operations	13,579	7,109	91%
Interest expense	1,385	124
Interest income	(178)	(29)
Other (income) expense	(804)	(11)

Income before provision for income taxes and minority interest	13,176	7,025	88%
Provision for income taxes	4,799	2,430

Income before minority interest	8,377	4,595	82%
Minority interest	—	6

Net income	8,377	4,601	82%

Diluted earnings per share	$0.13	$0.08	63%

Weighted average shares outstanding - diluted (000’s)	64,732	54,257

SPACELABS HEALTHCARE, INC.

CONDENSED CONSOLIDATED/COMBINED BALANCE SHEETS

	June 30 2006 US$ ‘000 (Consolidated)	June 30 2005 US$ ‘000 (Combined)
ASSETS
Current assets:
Cash and cash equivalents	8,809	7,875
Accounts receivable, net	64,505	44,110
Inventory	33,043	38,205
Other current assets	9,947	8,092

Total current assets	116,304	98,282
Non-current assets	35,344	32,979

Total assets	151,648	131,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	17,875	18,710
Payables to related parties, net	13,360	9,147
Other accrued expenses and current liabilities	32,610	25,385

Total current liabilities	63,845	53,242
Loan from related party	31,810	57,310
Other long term liabilities	7,014	8,639

Total liabilities	102,669	119,191
Shareholders’ equity	48,979	12,070

Total liabilities and shareholders’ equity	151,648	131,261

SPACELABS HEALTHCARE, INC.

CONDENSED CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS

	Year Ended June 30 2006 US$ ‘000	Year Ended June 30 2005 US$ ‘000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	8,377	4,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,489	3,304
Stock option expense	1,551	—
Deferred income taxes	(2,619)	(2,199)
Other	(843)	471
Changes in operating assets and liabilities, net of effects of acquisition	(5,119)	(635)

Net cash provided by operating activities	5,836	5,542

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(5,132)	(3,900)
Cash paid for Blease, net of cash acquired	—	(9,121)
Other	542	(478)

Net cash used in investing activities	(4,590)	(13,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) from related party	(25,500)	9,858
Net proceeds from public offering of common stock	26,280	—
Other	3	(6)

Net cash provided by financing activities	783	9,852

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,095)	(241)

NET INCREASE IN CASH AND CASH EQUIVALENTS	934	1,654
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,875	6,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	8,809	7,875